Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Harbin Electric, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2010, relating to the consolidated balance sheets of Harbin Electric, Inc. and subsidiaries (“the Company”) as of December 31, 2009 and 2008, which appears in the Annual Report on Form 10K for the year ended December 31, 2009 and the related consolidated statements of income and other comprehensive income, changes in equity, and cash flows for the years then ended.

We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 13, 2009, relating to the consolidated balance sheets of Xi’an Tech Full Simo Motor Co., Ltd. and Subsidiaries as of June 30, 2009, December 31, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for the six months ended June 30, 2009 and for each of the years in the three-year period ended December 31, 2008, which appears in the Form 8-K filed on October 23, 2009.

We also consent to the reference to our Firm under the heading “Experts” in such prospectus.

/s/ Frazer Frost, LLP

Brea, California
April 19, 2010